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                                                              EXHIBIT 99(e)


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                                                              Exhibit 99(e)


                          DONALDSON, LUFKIN & JENRETTE
              Donaldson, Lufkin & Jenrette Securities Corporation
            277 Park Avenue, New York, New York 10172 (212) 892-3000


         CONSENT OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

         We hereby consent to (i) the inclusion of our opinion letter, dated July 8, 1999 to the Board of Directors of Fleet Financial Group, Inc. (the "Company") as Appendix D to the Joint Proxy Statement/Prospectus of the Company relating to the merger of BankBoston Corporation ("BankBoston") with and into the Company pursuant to the Agreement and Plan of Merger, dated as of March 14, 1999 between the Company and BankBoston and (ii) all references to DLJ in the sections captioned "Summary--Our Financial Advisors Believe the Exchange Ratio Is Fair to Stockholders", "The Merger--Background of the Merger", "The Merger--Recommendations of the Fleet Board and Reasons for the Merger" and "The Merger--Opinions of Fleet's Financial Advisors" of the Joint Proxy Statement/Prospectus which forms a part of this Registration Statement on Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                                  DONALDSON, LUFKIN & JENRETTE
                                   SECURITIES CORPORATION

                                  By: /s/ RICHARD J. BARRETT
                                     --------------------------
                                     Richard J. Barrett
                                     Managing Director


New York, New York
July 8, 1999